SECURITIES  AND  EXCHANGE  COMMISSION

                             Washington,  D.C.  20549
                            -----------------------
                                    FORM  8-K

                                 CURRENT  REPORT

                    Pursuant  to  Section  13  or  15  (D)  of  the
                        Securities  Exchange  Act  of  1934

Date  of  Report
(Date  of  earliest  event  reported):  December 8, 2003

                          Commission file no. 0-27683

                        AmeriVision Communications, Inc.
             (Exact name of registrant as specified in its charter)

            Oklahoma                                            73-1378798
(State or other jurisdiction of                               (IRS Employer
 incorporation or organization)                           Identification Number)

                        5900 Mosteller Drive, Suite 1800
                          Oklahoma City, Oklahoma 73112
              (Address of principal executive offices) (Zip Code)

                                 (405) 600-3500
              (Registrant's telephone number, including area code)

Item  3.  Bankruptcy  or  Receivership

     On December 8, 2003, Amerivision Communications, Inc., an Oklahoma company (the "Company"), filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Western District of Oklahoma (the "Bankruptcy Court") (Case No. 03-23388). The Debtor will continue to manage its properties and operate its businesses as a "debtor-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

     Copies of the press release and a letter to the Company's shareholders announcing the foregoing are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated in their entirety herein by reference.

Item  7.  Financial  Statements  and  Exhibits.

     (c)  Exhibits.

     99.1  Press  Release,  dated  December  10,  2003
     99.2  Shareholder  Letter,  dated  December  10,  2003.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             AMERIVISION COMMUNICATIONS, INC.



                             By:/s/Robert  D.  Cook
                                ------------------------------------------------
                                Name:   Robert  D.  Cook
                                Title:  President  and  Chief Executive Officer

Dated:     December  11,  2003



                                  EXHIBIT INDEX


Exhibit  No.                    Description

99.1                   Press  Release,  dated  December  10,  2003
99.2                   Shareholder  Letter,  dated  December  10,  2003

AMERIVISION  MAKES  STRATEGIC  MOVE.

After months of unsuccessful negotiations with its primary creditor, AmeriVision Communications Inc. has petitioned for protection under Chapter 11 of the Federal Bankruptcy Act in the United States Bankruptcy Court for the Western District of Oklahoma. This primary creditor purchased AmeriVision's promissory note from the FDIC in March of this year. In spite of the fact that AmeriVision has a positive cash flow and kept its payments current, this creditor put restrictions in place that jeopardized the Company's profitability and from fulfilling its mission of financially supporting Christian ministries and charities. Since 1991, AmeriVision has given $70 million to these causes worldwide. With the strategic move of filing for Chapter 11 protection, the Company will continue its operations without crippling restrictions. Robert Cook, President/CEO says, "We will not only survive, we will thrive once we put our plan in place to come out of this situation. We felt we were forced into this action by our primary creditor."

AmeriVision Communications Inc. is an Oklahoma based company that provides full-service telecommunications products and services. LifeLine Communications Inc. is also a registered trademark of AmeriVision.

Questions or comments may be forwarded to Al Jones, Director of Corporate Relations, at ajones@lifeline.net.

12/10/03


Dear  Shareholder,

I am writing this letter to inform you of a prayerful decision that was reached by your Board of Directors. After weighing all options and seeking counsel, it was decided that Lifeline would make a strategic move to petition for protection under Chapter 11 of the Federal Bankruptcy Code. That petition was filed 12/08/03 in the United States Bankruptcy Court for the Western District of Oklahoma.

This decision was not entered into lightly. As you may remember, at our annual shareholder meeting, we announced a comprehensive plan to financially restructure our company. This decision came about because our lending institution was in the hands of the FDIC and they were in the process of liquidating loans. Our loan was included with six other telecommunications companies and was eventually sold to a Colorado firm. We began negotiations with them immediately to restructure our loan, but have encountered several roadblocks that have prevented us from reaching a successful conclusion.

By filing for protection under the Bankruptcy Code, LifeLine will have the opportunity to restructure while continuing business as usual. We continue to maintain our financial support of our ministry and charity partners. We fully expect this to be a short-term situation and will allow us to become stronger financially.

I would be remiss if I did not remind you that LifeLine has shared back into the Kingdom more than 70 million dollars. The lives that have been saved, children who have been fed and clothed, ministries that have survived because of LifeLine are countless. I would ask that you continue your support of our products and services.

We will keep you informed as progress is made in this most important decision for our company. Updates will be posted on our web site at www.lifeline.net/pr. If you have any comments or questions, please contact Al Jones at ajones@lifeline.net or at 1-888-625-5060.

I know many of you pray for this company daily, I thank you and encourage you to continue your prayers for God's favor.

In  His  Name,


Robert  Cook
President/CEO